Exhibit 99.1 200 E Randolph St Chicago IL 60601 Tel: +1 312 782 5800 Contact Molly Schlax Date March 3, 2015 Telephone +1 312 729 3661 Email molly.schlax@fleishman.com JLL Income Property Trust Announces Q4 2014 Earnings Call Chicago (March 3, 2015) – Jones Lang LaSalle Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), an institutionally-managed, non-listed, daily valued perpetual life REIT, will hold a public earnings call on Thursday, March 12, 2015 at 10:00 AM CDT, to review fourth quarter and year-end 2014 operating and financial results. Allan Swaringen, Chief Executive Officer of JLL Income Property Trust, and Gregg Falk, Chief Financial Officer, will present an overview of recent economic events that directly influence the business of the Company and commercial real estate markets, along with a detailed review of the financial performance and more noteworthy accomplishments of the quarter. Date: Thursday, March 12, 2015 Time: 10:00 AM CDT Dial-in Number (Toll Free): 877-407-9205 Dial-in Number (International): 201-689-8054 Replay Number (Toll Free): 1-877-660-6853 Replay Number (International): 1-201-612-7415 Conference ID #: 13601735 Teleconference Replay Available Until: March 19, 2015 at 10:59 PM CDT The audio replay will be posted to the Investor Relations section of the JLL Income Property Trust website at www.jllipt.com within 24 hours of the call. JLL Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms. For more information please visit our website at www.jllipt.com.

About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) JLL Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. About LaSalle Investment Management LaSalle Investment Management is one of the world’s leading real estate investment managers with approximately $55 billion of assets under management (as of Q4 2014) of private and public real estate property and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. Managing capital for institutions and private investors all over the world, LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. LaSalle is an independent subsidiary of JLL, one of the world’s largest real estate companies. For more information please visit www.lasalle.com. Forward Looking Statements This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.